Exhibit 99.1

Medical Staffing Network Holdings Announces Fourth Quarter and Year-End 2009 Operating Results

BOCA RATON, Fla.--(BUSINESS WIRE)--March 25, 2010--Medical Staffing Network Holdings, Inc. (OTCQX: MSNW) today reported revenue of $75.7 million for the fourth quarter of 2009, a decrease of 33.5% from the revenue of $113.7 million for the fourth quarter of 2008. The net loss for the fourth quarter of 2009 was $31.2 million, or $1.02 per diluted share, as compared with a net loss of $67.5 million, or $2.23 per diluted share. Adjusted net loss (a non-GAAP financial measure that is reconciled in an accompanying schedule) was $1.8 million, or $0.06 per diluted share, for the fourth quarter of 2009, as compared with adjusted net income of $1.0 million, or $0.03 per diluted share, for the fourth quarter of 2008. The Company’s EBITDA (as defined later, EBITDA is a non-GAAP financial measure that is reconciled in an accompanying schedule) was $3.4 million (4.4% of revenue) for the fourth quarter of 2009, as compared with $6.0 million (5.3% of revenue) for the fourth quarter of 2008. Cash flow generated from operations was $0.1 million for the fourth quarter of 2009, as compared with $13.8 million for the fourth quarter of 2008. Days sales outstanding as of the end of the fourth quarter of 2009 was 50 days, down three days from the end of the comparable prior year period.

Commenting on the fourth quarter’s results, Robert J. Adamson, chairman and chief executive officer, stated, “2009 was an extremely difficult year for the temporary healthcare staffing industry, and particularly for nursing and allied staffing. Unemployment rates increased to a level not seen in more than 25 years and the number of healthcare professionals working full-time in clinical settings increased throughout the year. As a result, there was a nationwide decrease in the demand for temporary nursing services, which adversely impacted our revenues and the revenues of our competitors.”

Adamson continued, “While our fourth quarter 2009 revenues decreased 34% from the prior year quarter, we believe that our fourth quarter 2009 revenues from nursing and allied health staffing were the highest revenues for this period of all the companies in the temporary healthcare staffing industry that publicly report their results of operations. Despite the restructuring issues that our company is currently facing, we are continuing to operate with a ‘business as usual’ attitude, providing high quality service to our clients and field associates. We also are working hard to continue to build on several recent VMS wins.”

For the three months ended December 27, 2009 and December 28, 2008, approximately $55.9 million (73.9%) and $79.0 million (69.5%) of the Company’s revenues, respectively, were derived from per diem staffing (inclusive of short-term contracts and allied health business staffed through local per diem branches); $9.8 million (12.9% of revenues) and $20.6 million (18.1% of revenues), respectively, were derived from travel nurse staffing; and $10.0 million (13.2% of revenues) and $14.1 million (12.4% of revenues), respectively, were derived from allied health staffing.

Gross profit for the fourth quarter of 2009 was $20.0 million, a decrease of 31.4% from the gross profit of $29.1 million for the fourth quarter of 2008. Gross margin (gross profit compared to service revenues) for the fourth quarter of 2009 was 26.4%, as compared with 25.6% for the fourth quarter of 2008. The 80 basis point gross margin improvement over the comparable prior year period was primarily attributable to margin expansion, lower employment expenses and a favorable trend in the actuarial valuations of the Company’s self-insurance accrued liabilities. Selling, general and administrative expenses were $16.6 million, or 21.9% of revenues, in the fourth quarter of 2009, as compared with $23.2 million, or 20.4% of revenues, for the comparable prior year period. The $6.6 million, or 28.6%, decrease from the comparable prior year period is due to the various cost containment initiatives implemented over the past 12 months.

Revenues for the year ended December 27, 2009, were $340.9 million, a decrease of 36.6% from revenues of $537.8 million for the comparable prior year period. Net loss for the year ended December 27, 2009, was $51.2 million, or $1.68 per diluted share, as compared with a net loss of $116.9 million, or $3.86 per diluted share for the comparable prior year period. Adjusted net loss was $3.8 million, or $0.13 per diluted share, for the year ended December 27, 2009, as compared with adjusted net income of $4.3 million, or $0.14 per diluted share, for the comparable prior year period. The Company’s EBITDA for the year ended December 27, 2009, was $17.4 million (5.1% of revenue) as compared with $25.0 million (4.6% of revenue) for the comparable prior year period. Cash flow generated from operations was $13.4 million for the year ended December 27, 2009, as compared with $31.7 million for the comparable prior year period.

For the years ended December 27, 2009 and December 28, 2008, approximately $245.0 million (71.9%) and $376.1 million (69.9%) of the Company’s revenues, respectively, were derived from per diem staffing (inclusive of short-term contracts and allied health business staffed through local per diem branches); $51.6 million (15.1% of revenues) and $94.8 million (17.6% of revenues), respectively, were derived from travel nurse staffing; and $44.3 million (13.0% of revenues) and $66.9 million (12.5% of revenues), respectively, were derived from allied health staffing.

Gross profit was $89.8 million for the year ended December 27, 2009, a decrease of 33.0% from the gross profit of $134.1 million for the comparable prior year period. Gross margin for the year ended December 27, 2009, was 26.3%, an increase from the gross margin of 24.9% for the comparable prior year period. The 140 basis point year-over-year improvement was primarily attributable to a continued focus on gross margin expansion, lower employment related expenses and a recent favorable trend in the actuarial valuation of the Company’s self-insurance accrued liabilities. Selling, general and administrative expenses were $72.7 million, or 21.3% of revenues, for the year ended December 27, 2009, as compared with $109.4 million, or 20.3% of revenues, for the comparable prior year period. The $36.7 million, or 33.5%, decrease from the prior year is due to the various cost containment initiatives implemented over the past 12 months.

The Company expects to file its Annual Report on Form 10-K for the year ended December 27, 2009, with the Securities and Exchange Commission on or before March 26, 2010. Management anticipates the report of the Company’s independent registered public accounting firm relative to the Company’s 2009 consolidated financial statements will contain an explanatory paragraph indicating that substantial doubt exists with respect to the Company’s ability to continue as a going concern. The Company’s independent public accountants have advised management that such an opinion will be related to the recurring operating losses that the Company has incurred, its working capital deficiency and defaults under its debt agreements. As the Company noted in the Form 8-K it filed on March 23, 2010, the Company intends to explore strategic alternatives that may be available to restructure its capital structure and debt.

Company Summary

Medical Staffing Network Holdings, Inc. is one of the largest diversified healthcare staffing companies in the United States. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this press release include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), and is intended to enhance an overall understanding of our current financial performance. We believe that the non-GAAP financial measures discussed in this press release provide useful information by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide an alternative method for assessing our operating results in a manner that, we believe, is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), which consists of net income (loss) before income taxes, interest, loss on early extinguishment of debt, depreciation and amortization, stock based compensation expense, restructuring and other charges, non-cash impairment of goodwill and intangible assets, and other income which might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. A second non-GAAP financial measure presented is Adjusted Net Income, which consists of net income (loss) attributable to Medical Staffing Network Holdings, Inc. (MSN) adjusted for: (i) restructuring and other charges, (ii) non-cash impairment charges related to goodwill and intangible assets, and (iii) the provision for income taxes. The financial statements included below contain a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to successfully negotiate mutually agreeable terms with our lenders as a result of our violation of several financial covenants contained in our Amended and Restated Credit Agreements; our ability to successfully restructure our debt and equity in light of the fact that based on currently projected cash inflows generated from operations, we may be unable to pay future scheduled interest and/or principal payments due to our lenders as such payments become due; our ability to borrow under the Revolver portion of our Amended and Restated Credit Agreement to the extent that we need liquidity assistance to fund our operating expenses as they become due; the impact of our restructuring process on our relationship with our customers, employees and others; our ability to attract and retain qualified nurses and other healthcare personnel; our ability to maintain demand for services provided by temporary healthcare professionals if lower than expected levels of patient occupancy at our hospital and healthcare facility clients continue; the effect of higher unemployment rates on our ability to successfully recruit additional healthcare professionals; the effect of macro- or micro- economic conditions on our business as such conditions are impacted by factors beyond our control (i.e. inflation, recession, weather conditions, acts of war); the effects of healthcare reform on our business; our ability to remain competitive in obtaining and retaining hospital and healthcare facility clients and temporary healthcare professionals; our continued ability to secure and fill new orders from our hospital and healthcare facility clients; the effect of fluctuations in hospital and healthcare facility patient occupancy on our business; our clients’ ability or inability to pay us for our services; our exposure to increased costs and risks associated with increasing and new corporate governance regulation compliance; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business; the proper functioning of our information systems; our ability to successfully integrate completed acquisitions into our current operations; our ability to leverage our cost structure; the effect of significant legal actions and other claims asserted against us on our business; our ability to sustain our self-insurance claims experience; our continued ability to attract, develop and retain sales and recruitment personnel; the adverse impact of unanticipated departures of key officers and senior management personnel; the effect of our recognition of any impairment to goodwill on our earnings; the effect of higher than anticipated travel business housing costs on our margins; the ability of our executive officers, directors and significant stockholders to influence matters requiring stockholder approval; the provisions in our corporate documents and Delaware law that could delay or prevent a transaction considered favorable by our stockholders; and the possible decline in value of our stock price. Additional information concerning these and other important factors can be found within the Company’s filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the Company believes that these statements are based upon reasonable assumptions, the Company cannot provide any assurances regarding future results. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Year Ended
	Dec. 27,	Dec. 28,	Dec. 27,	Dec. 28,
	2009	2008	2009	2008

Service revenues	$75,658	$113,726	$340,877	$537,814
Cost of services rendered	55,702	84,636	251,069	403,689
Gross profit	19,956	29,090	89,808	134,125

Operating expenses:
Selling, general and administrative	16,559	23,201	72,725	109,398
Depreciation and amortization	1,600	1,564	6,471	6,146
Restructuring and other charges	117	1,164	1,030	1,673
Impairment of goodwill	27,744	66,858	42,999	126,675
Impairment of intangible assets	183	1,100	883	4,200
Total operating expenses	46,203	93,887	124,108	248,092

Loss from operations	(26,247)	(64,797)	(34,300)	(113,967)
Loss on early extinguishment of debt	–	–	1,808	–
Interest expense, net	4,609	2,638	15,140	11,016
Other income (1)	–	–	(719)	–

Loss before provision for (benefit from) income taxes	(30,856)	(67,435)	(50,529)	(124,983)
Provision for (benefit from) income taxes (2)	179	–	179	(8,334)
Consolidated net loss	(31,035)	(67,435)	(50,708)	(116,649)
Net income – noncontrolling interest in subsidiary	154	37	467	246
Net loss attributable to MSN	$(31,189)	$(67,472)	$(51,175)	$(116,895)

Basic and diluted net loss per share attributable to MSN	$(1.02)	$(2.23)	$(1.68)	$(3.86)

Weighted average common shares outstanding:
Basic and diluted	30,490	30,315	30,486	30,314

Summary Cash Flow Information:
Cash flow provided by operating activities	$74	$13,783	$13,354	$31,700

Operating Statistics:
Hours worked	1,795	2,514	7,762	11,931

(1) Other income relates to the recovery of an accounts receivable during the first quarter of 2009 from a bankruptcy claim. The account receivable associated with this claim was written off in a prior period.

(2) There is no provision for federal income taxes in 2009 as the Company has a full valuation allowance against its deferred tax assets. The 2009 amount represents state income taxes.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation to EBITDA (1) and Adjusted Net Income (1)
(unaudited; in thousands, except per share data)

	Three Months Ended		Year Ended
	Dec. 27, 2009	Dec. 28, 2008	Dec. 27, 2009	Dec. 28, 2008
Reconciliation to EBITDA(1):
Net loss attributable to MSN	$(31,189)	$(67,472)	$(51,175)	$(116,895)
Provision for (benefit from) income taxes	179	–	179	(8,334)
Taxes included within selling, general and administrative expenses	(28)	–	295	–
Other income	–	–	(719)	–
Interest expense, net	4,609	2,638	15,140	11,016
Loss on early extinguishment of debt	–	–	1,808	–
Impairment of intangible assets	183	1,100	883	4,200
Impairment of goodwill	27,744	66,858	42,999	126,675
Restructuring and other charges	117	1,164	1,030	1,673
Stock based compensation expense	138	125	465	499
Depreciation and amortization expense	1,600	1,564	6,471	6,146
EBITDA(1)	$3,353	$5,977	$17,376	$24,980

Reconciliation to Adjusted Net Income (Loss)(1):
Loss from operations, as reported	$(26,247)	$(64,797)	$(34,300)	$(113,967)
Restructuring and other charges	117	1,164	1,030	1,673
Impairment of goodwill	27,744	66,858	42,999	126,675
Impairment of intangible assets	183	1,100	883	4,200
Adjusted income from operations(1)	1,797	4,325	10,612	18,581
Loss on early extinguishment of debt	–	–	1,808	–
Interest expense, net	4,609	2,638	15,140	11,016
Other income	–	–	(719)	–
Adjusted income (loss) before income taxes(1)	(2,812)	1,687	(5,617)	7,565
Adjusted provision for (benefit from) income taxes (2)	(1,125)	675	(2,247)	3,026
Adjusted consolidated net income (loss)(1)	(1,687)	1,012	(3,370)	4,539
Net income – noncontrolling interest in subsidiary	154	37	467	246
Adjusted net income (loss) attributable to MSN	$(1,841)	$975	$(3,837)	$4,293
Basic and diluted adjusted net income (loss) per share(1)	$(0.06)	$0.03	$(0.13)	$0.14

Weighted average common shares outstanding:
Basic	30,490	30,315	30,486	30,314
Diluted	30,490	30,315	30,486	30,329

(1) Certain non-GAAP financial measures are being provided, as management believes they are a useful supplement to actual operating performance and for comparison to prior year periods. These measurements are not intended to represent actual operating results and they should not be considered in isolation or as a substitute for measures of performance in accordance with United States GAAP. These measurements have certain material limitations as compared with the use of the most directly comparable GAAP financial measures. We compensate for these limitations by using these measurements as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating performance and comparisons to prior year periods.

(2) The provision for (benefit from) income taxes for the three months and year ended December 27, 2009 and December 28, 2008, is being calculated assuming there was no need to record a valuation allowance against the Company’s net deferred income tax assets. An effective income tax rate of 40% was used in calculating the adjusted net income (loss) for the three months and year ended December 27, 2009 and December 28, 2008.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Dec. 27, 2009	Dec. 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,319	$14,344
Accounts receivable, net	45,811	70,375
Other current assets	5,444	4,768
Total current assets	58,574	89,487

Furniture and equipment, net	11,820	11,751
Goodwill	16,917	59,916
Intangible assets, net	5,023	8,043
Other assets, net	4,031	4,732

Total assets	$96,365	$173,929

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$27,753	$40,378
Accrued payroll and other current liabilities	4,172	8,339
Current portion of long-term debt	107,264	11,762
Total current liabilities	139,189	60,479

Long-term debt	–	104,988
Other long-term obligations	4,436	6,373
Total liabilities	143,625	171,840

Commitments and contingencies

Total MSN stockholders’ (deficit) equity	(47,662)	1,687

Noncontrolling interest in subsidiary	402	402

Total stockholders’ (deficit) equity	(47,260)	2,089

Total liabilities and stockholders’ (deficit) equity	$96,365	$173,929

CONTACT:
Medical Staffing Network Holdings, Inc.
Jeff Yesner, Chief Accounting Officer, 561-322-1303